UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 20, 2010
ViaSat, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21767	33-0174996

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     This Current Report on Form 8-K is filed by ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Annual Bonus Program
     On May 20, 2010, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of the Company (the “Board’) approved the terms of the fiscal year 2011 Annual Bonus Program (the “Bonus Program”) applicable to key employees of the Company, including the Company’s executive officers. The design of the Bonus Program is substantially similar to the Company’s previous bonus programs, which reward achievement at specified levels of financial and individual performance.
     Under the Bonus Program, each executive officer position has an assigned target bonus level, expressed as a percent of fiscal year end annual salary. Depending upon corporate financial performance and individual performance, each executive officer may earn less than or more than the target bonus. Target bonuses for the Company’s executive officers under the Bonus Program range from approximately 60% to 100% of an executive officer’s base salary. However, based on the Bonus Factors (defined below), the actual bonus paid could be less than the target bonus range or up to 170% of an executive officer’s base salary. Two factors comprise the fundamental design of the Bonus Program (the “Bonus Factors”):
•	Financial Performance of the Company. Financial performance includes earnings, revenue, net operating asset (“NOA”) turnover and awards, with the greatest emphasis on earnings. The level of performance, upon which the bonus award is based, is determined from the ratio of fiscal year-end earnings, revenue, NOA turnover, and awards compared to the planned amounts reviewed by the Committee and the Board at the beginning of the fiscal year.

•	Individual & Organizational Performance. This discretionary component enables the Committee and the Board to adjust the annual bonus based on each executive officer’s performance and contribution to the Company during the fiscal year.
     The Company expects to adopt a similar bonus program for future fiscal years, which will reward achievement at specified levels of financial and individual performance and will contain target bonuses consistent with those disclosed above. Such financial performance will be measured against the corporate performance criteria discussed above.
     The Committee’s approval of the terms of the Bonus Program shall not be deemed to create an enforceable agreement between the Company and any employee or executive officer, and the Committee retains discretion to reduce or refuse to authorize any awards under the Bonus Program despite attainment of any specific objectives. No rights to any awards shall be deemed to exist unless and until the Board or, with respect to non-executive officers, the Company authorizes payment of any awards under the Bonus Program following the completion of any fiscal year measurement periods.
     At its meeting on May 20, 2010, the Committee also approved the annual bonuses under the Company’s fiscal year 2010 annual bonus program for the Company’s executive officers for fiscal year 2010, including the bonus for the Company’s Chairman and Chief Executive Officer and President

and Chief Operating Officer set forth in the table below, based on the Bonus Factors for such fiscal year as well as the Committee’ review of competitive market data.
Executive Officers Compensation

Name and Principal Position	FY 2010 Bonus

Mark D. Dankberg Chairman and CEO	$800,000

Richard A. Baldridge President and COO	$600,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2010	ViaSat, Inc.
	By:	/s/ Keven K. Lippert
Keven K. Lippert
Vice President, General Counsel and Secretary